Exhibit 99.3

INFUSYSTEM HOLDINGS, INC.

UNAUDITED CONDENSED COMBINED CONSOLIDATED PRO FORMA FINANCIAL

INFORMATION

The following unaudited pro forma condensed combined consolidated statements of operations for the year ended December 31, 2009 and the six months ended June 30, 2010 give effect to the acquisition of First Biomedical, Inc., and Subsidiary (“First Biomedical”) by InfuSystem Holdings, Inc. (the “Company”) effective June 15, 2010, as if it had occurred on January 1, 2009. In order to partially finance the acquisition, the Company entered into a new term loan which also extinguished old debt. Such refinancing was also considered in these statements. The Company’s condensed consolidated statement of operations information for the year ended December 31, 2009 was derived from the consolidated statement of operations included in its 2009 Annual Report on Form 10-K. The Company’s condensed consolidated statement of operations information for the six months ended June 30, 2010 was derived from its Quarterly Report on Form 10-Q for the six months ended June 30, 2010. First Biomedical’s consolidated statement of operations information for the year ended December 31, 2009 was derived from the audited statement of operations included herein. First Biomedical’s consolidated statements of operations for the six months ended June 15, 2010 were derived from the unaudited statement of operations of First Biomedical.

The unaudited pro forma condensed combined consolidated financial information has been prepared by the Company’s management for illustrative purposes only and is not necessarily indicative of the condensed consolidated financial position or the results of operations in future periods or the results that actually would have been realized had the Company and First Biomedical been a combined company during the specified periods. The pro forma adjustments are based upon assumptions that the Company’s management believes are reasonable. The pro forma adjustments are based on the information available at the time of the preparation of the unaudited pro forma condensed combined consolidated financial statements. These statements, including any notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of the Company included in its Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Report on Form 10-Q for the six months ended June 30, 2010 filed with the Securities and Exchange Commission.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF

OPERATIONS

(In thousands, except per share data)

	Year Ended December 31, 2009
(in thousands, except per share data)	InfuSystem Holdings, Inc.	First Biomedical, Inc.	Pro Forma Adjustments		Pro Forma Combined
Net revenues	$38,964	$9,804	$(27	) (a)	$48,741
Operating expenses:
Cost of Revenues	10,327	5,228	(12	) (a)	14,965
			(578	) (b)
Selling, general and administrative	23,309	3,372	451	(c)	27,132

Total Operating Expenses	33,636	8,600	(139)		42,097

Operating income	5,328	1,204	112		6,644
Other expense	(3,577)	(223)	919	(f)	(2,881)

Income before income taxes	1,751	981	1,031		3,763
Income tax expense	(977)	—	(361	) (d)	(1,681)
			(343	) (e)

Net income (loss)	$774	$981	$327		$2,082

Net income per share:
Basic	0.04				0.11
Diluted	0.04				0.11
Weighted average shares outstanding:
Basic	18,609,797				18,609,797
Diluted	18,931,356				18,931,356

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF

OPERATIONS

(In thousands, except per share data)

	Six Months Ended June 30, 2010
(in thousands, except per share data)	InfuSystem Holdings, Inc.	First Biomedical, Inc. (1/1/10 – 6/15/10)	Pro Forma Adjustments		Pro Forma Combined
Net revenues	$21,421	$5,179	$(92	) (a)	$26,508
Operating expenses:
Cost of Revenues	5,781	1,927	(43	) (a)	7,454
			(211	) (b)
Selling, general and administrative	14,401	2,416	213	(c)	17,030

Total Operating Expenses	20,182	4,343	(41)		24,484

Operating income	1,239	836	(51)		2,024

Other expense	(1,514)	(140)	272	(f)	(1,382)

(Loss) income before income taxes	(275)	696	221		642
Income tax benefit	407	—	(77	) (d)	86
			(244	) (e)

Net income	$132	$696	$(100)		$728

Net income per share:
Basic	0.01				0.04
Diluted	0.01				0.04
Weighted average shares outstanding:
Basic	19,353,638				19,353,638
Diluted	19,922,468				19,922,468

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED COMBINED CONSOLIDATED PRO FORMA

FINANCIAL INFORMATION (UNAUDITED)

1.	Transaction

On June 15, 2010, the Company entered into a stock purchase agreement with the shareholders of First Biomedical to acquire all of the issued and outstanding stock of First Biomedical and completed the acquisition for total consideration of $17,213,000. Included in the consideration is $16,463,000 paid in cash and a $750,000 seller note.

The allocation of the purchase price to the fair values of the assets acquired and liabilities assumed as of the transaction date is presented below (in thousands):

Current assets	$2,344
Property and equipment	4,772
Goodwill	7,488
Customer relationships	5,100
Non-competition agreements	570
Other assets	131
Current liabilities	(438)
Deferred tax liability	(2,754)

Total purchase price	$17,213

Acquired property and equipment are being depreciated on a straight-line basis with estimated remaining lives ranging from 1 year to 14.5 years. Intangible assets are being amortized on a straight-line basis with estimated remaining lives ranging from 5 to 15 years reflecting the expected future value.

2.	Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined consolidated financial statements are as follows:

(a)	To eliminate intercompany transactions that occurred between InfuSystem Holdings, Inc. and First Biomedical, Inc.
(b)	To record depreciation of pumps acquired based on the final purchase accounting valuation of the pumps using a straight-line method
(c)	To record amortization and depreciation of intangible and non-pump fixed assets acquired based on the final purchase accounting valuation of the intangibles and non-pump assets using a straight-line method
(d)	To record the income tax effect on the pro forma adjustments using the federal statutory rate of 35%.
(e)	To record the income tax effect on First Biomedical’s net income using the federal statutory rate of 35%. First Biomedical did not incur income tax as it was organized as an S-Corporation.
(f)	On June 15, 2010, the Company entered into a credit facility. The facility consists of a $30,000,000 term loan which matures in June 2014. Interest on the term loan is payable at the Company’s choice of LIBOR plus 4.5%, or the Bank of America prime rate plus 3.5%. As of June 30, 2010, interest was payable at LIBOR plus 4.5%, which equaled approximately 4.85%. Proceeds from the new term loan were used to repay the outstanding balance of the Company’s debt held by Kimberly-Clark (formerly I-Flow) as well as contribute to the acquisition consideration for First Biomedical. These adjustments reflect the impact of the new term loan, payment of the Company’s debt held by Kimberly-Clark and use of excess proceeds for the acquisition of First Biomedical as if they had also occurred on January 1, 2009.

3.	Deferred Tax Asset Valuation Allowance Reversal

During the second quarter of 2010, as a result of a review of the Company’s earnings history, existing deferred tax liabilities including those resulting from the First Biomedical acquisition, the Company removed the valuation allowance of $942,000 that was previously applied against the net deferred tax asset. The impact of the reversal of the valuation allowance was not included in the year ended December 31, 2009 unaudited pro forma condensed combined consolidated statement of operations.